Exhibit 5.1

August 31, 2012

KAYAK Software Corporation

55 North Water Street, Suite 1

Norwalk, CT 06854

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for KAYAK Software Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about August 31, 2012 (the “Registration Statement”).

The Registration Statement covers the registration of an aggregate of 22,043,366 shares of the Company’s Class A common stock, $0.001 par value per share (the “Class A Common Stock”) and Class B common stock, $0.001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Shares”) consisting of (i) 1,100,000 Shares that are subject to issuance by the Company upon the exercise or settlement of awards granted or to be granted under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), (ii) an aggregate of 10,471,683 shares of Class A Common Stock that are subject to issuance by the Company upon the conversion of the Company’s Class B Common Stock underlying options currently outstanding under the Company’s Third Amended and Restated 2005 Equity Incentive Plan (as amended, the “2005 Plan”) and the Company’s 2004 Stock Incentive Plan (as amended, the “2004 Plan” and, collectively with the 2012 Plan and the 2005 Plan, the “Plans”), and (iii) an aggregate of 10,471,683 shares of Class B Common Stock that are subject to issuance by the Company upon the exercise of currently outstanding stock options under the 2005 Plan and the 2004 Plan.

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plans and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Shares issued pursuant to awards granted or to be granted pursuant to the Plans will be issued in accordance with the terms of the Plans and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

This opinion is limited solely to the Delaware General Corporation Law.

August 31, 2012

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM MCCUTCHEN LLP